Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO	Don Tomoff
	Jo-Ann Stores, Inc.	Vice President, Finance
	330/656-2600	Jo-Ann Stores, Inc.
	http://www.joann.com	330/463-6815

JO-ANN STORES ANNOUNCES

10.3% SAME-STORE SALES INCREASE IN JANUARY

•	Raises full year earnings per diluted share estimate to $1.84 – $1.86 based on fourth quarter performance

HUDSON, OH—February 5, 2004 — Jo-Ann Stores, Inc. (NYSE: JAS), the leading national fabric and craft retailer, reported today that January net sales increased 11.9% to $126.3 million from $112.9 million for the same period last year. January same-store sales increased 10.3%, versus a 2.7% same-store sales increase last year. Sales for the month of January were aided by clearance sales of Christmas seasonal goods, which drove strong same-store sales for the month, but at lower gross margin rates.

For the fourth quarter, net sales increased 5.1% to $552.6 million from $525.8 million in the prior year. Same-store sales increased 4.5% for the quarter, versus a same-store sales increase of 6.9% in the fourth quarter of last year.

Net sales for the fiscal year ended January 31, 2004 increased 3.1% to $1.734 billion from $1.682 billion in the prior year. Same-store sales for the year increased 3.6%, versus an 8.4% same-store sales increase last year.

Fiscal 2004 Fourth Quarter and Full-Year Outlook

Based upon the strength of its fourth quarter performance, the Company is raising its fiscal 2004 earnings guidance to $1.84 to $1.86 per share, compared with its previous guidance of $1.70 to $1.80 per share. Fourth quarter earnings are estimated to range from $1.19 to $1.21 per share, versus last year’s fourth quarter results of $1.15 per share, after adjusting for the increased shares from the Company’s share reclassification completed in November 2003.

Full year earnings estimates include a $0.16 per diluted share impact from the expensing of stock options, as well as the costs of debt repurchases and the share reclassification totaling $0.15 per share, which includes an additional $0.02 per share incurred in the fourth quarter.

The Company also announced today, in a separate release, that it has commenced a cash tender offer to purchase all of its remaining outstanding 10 3/8% Senior Subordinated Notes due 2007 and a consent solicitation to amend the related Note Indenture. The costs of the tender offer, coupled with the write-off of deferred debt issuance costs on the remaining 10 3/8% notes outstanding is expected to total approximately $4.4 million pre-tax, and will be recorded as a one-time charge in the first quarter of fiscal 2005 when the tender offer is expected to be completed.

Fiscal 2005 Outlook

The Company continues to expect 8-10% earnings growth in fiscal 2005 versus 2004 after adjusting fiscal 2004 earnings for the costs of debt repurchases and the share reclassification totaling $0.15 per share. This expectation translates into an earnings per share range of approximately $2.15 to $2.20 for fiscal 2005. Earnings guidance for fiscal 2005 excludes the one-time costs of the debt repurchases.

Year-end Conference Call

The Company will report its fourth-quarter fiscal 2004 results on March 8, 2004. In conjunction with the earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 PM Eastern time on March 8. 2004. In addition to a discussion of the Company’s fiscal year 2004 results, management will provide further detail into its outlook for fiscal year 2005 on the conference call. The earnings release will provide instructions on how to access the call.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 801 Jo-Ann Fabrics and Crafts traditional stores and 91 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, the impact of our and our competitors’ store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

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